Exhibit 3.1

FORM OF ARTICLES OF ASSOCIATION

of

TCP International Holdings Ltd.

(TCP International Holdings AG)

(TCP International Holdings SA)

I. General Provisions

Article 1. Corporate Name, Registered Office

Under the corporate name

TCP International Holdings Ltd.

(TCP International Holdings AG)

(TCP International Holdings SA)

a Corporation exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Cham / ZG. The duration of the Corporation is unlimited.

Article 2. Purpose

The purpose of the Corporation is to acquire participations in other companies in Switzerland and abroad.

The Corporation may open branch offices and subsidiaries in Switzerland and abroad. The Corporation may also provide financing for its own or for third parties’ account as well as provide guarantees for subsidiaries and third parties.

The Corporation may acquire, hold, encumber and sell real estate.

The Corporation may also engage in any commercial, financial or other activities which are related to the purpose of the Corporation.

II. Capital

Article 3. Share Capital

The share capital of the Corporation amounts to CHF [20,553,430]1 and is divided into [205,534,300] registered shares with a par value of CHF 0.10 per share. The share capital is fully paid-in.

[1]	To be increased by the amount to be offered in the public offering.

Article 4. Authorized Share Capital

The Board of Directors is authorized to increase the share capital, in one or several steps until             , 2013, by a maximum amount of CHF             by issuing a maximum of             fully paid-up shares with a par value of CHF 0.10 per share. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties followed by another to the then-existing shareholders of the Corporation and (ii) in partial amounts shall be permissible.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new shares have to be paid-up, the date from which the shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of the preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or shares which have not been exercised, at market conditions or use them otherwise in the best interest of the Corporation.

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for the following reasons:

(a)	for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Corporation; or

(b)	for purposes of broadening the shareholder constituency of the Corporation in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign exchanges; or

(c)	for purposes of granting an over-allotment option of up to % of the total number of shares in a placement or sale of shares to the respective initial purchasers or underwriter(s).

After the acquisition the new shares shall be subject to the restrictions specified in Article 6 of these Articles of Association.

Article 5. Conditional Share Capital

The share capital may be increased in an amount not to exceed CHF             (        % of the share capital) through the issuance of up to             fully paid-up registered shares with a par value of CHF 0.10 per share through the exercise of option rights or other equity compensation rights which are granted to employees and/or members of the Board of Directors of the Corporation or its subsidiaries in accordance with an incentive stock plan to be developed and established by the Board of Directors of the Corporation.

The preemptive rights and the advance subscription rights of the shareholders are excluded.

After the acquisition the new shares shall be subject to the restrictions specified in Article 6 of these Articles of Association.

Article 6. Shareholder’s Register

The Corporation shall maintain, by itself or through a third party, a shareholders’ register in which the names and addresses of the owners and usufructuaries shall be entered. Only those registered in the shareholders’ register shall be recognized as shareholders or usufructuaries towards the Corporation.

Acquirors of registered shares shall be recorded upon request in the share register as shareholders with voting rights.

If the mailing address of a shareholder changes, the new address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, in accordance with Swiss law.

The Corporation may, after consulting with the affected shareholder, cancel entries in the shareholders’ register if such entry was based on untrue information given by the acquirer. The acquirer shall be informed of the cancellation immediately.

The Board of Directors may record nominees who hold shares in their own name, but for account of third parties, as shareholders of record in the share register of the Corporation. Beneficial owners of shares who hold their shares through nominees exercise their shareholders’ rights through the intermediation of such nominees.

The Board of Directors may in special cases approve exceptions to the above regulations. The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information.

Article 7. Form of Shares

Registered shares of the Corporation will be, subject to paragraph 2, in the form of uncertificated securities (in the sense of the Swiss Code of Obligations) or intermediary-held securities (in the sense of the Intermediary-Held Securities Act).

Following registration in the share register, the shareholder may request the Corporation to issue a written statement in respect of his registered shares at any time; however, such shareholder has no entitlement to the printing and delivery of share certificates. In contrast, the Corporation may print and deliver share certificates for registered shares (single certificates, certificates representing multiples of shares or global certificates) at any time. It may withdraw registered shares issued as intermediary-held securities from the respective custody system. With the consent of the shareholder, the Corporation may cancel issued certificates which are returned to it without replacement.

Intermediary-held securities based on shares of the Corporation cannot be transferred by way of assignment. A security interest in such intermediary-held securities also cannot be granted by way of assignment.

Article 8. Exercise of Rights

The Corporation recognizes only one representative per share.

Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.

Each shareholder recorded in the share register as of the record date for the meeting is entitled to participate at the shareholders meeting and in any vote taken.

In order that the Corporation may determine the shareholders entitled to notice of or to vote at any shareholders meeting, the Board of Directors may fix a record date, which record date shall not be more than 10 days before the date of such meeting. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting.

III. Organization

A. The Shareholders Meeting

Article 9. Authorities

The Shareholders Meeting is the supreme corporate body of the Corporation. It has the following non-transferable powers:

1.	to adopt and amend the Articles of Association;

2.	to elect and recall the members of the Board of Directors and the Auditors;

3.	to approve the statutorily required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4.	to grant discharge to the members of the Board of Directors;

5.	to pass resolutions regarding issues which are reserved to the Shareholders Meeting by law or by the Articles of Association or which are presented to it by the Board of Directors.

Article 10. Meetings

The ordinary Shareholders Meeting shall be held annually within six months after the close of the business year at such time and such location which may be within or outside Switzerland as determined by the Board of Directors.

Extraordinary Shareholders Meetings shall be called as often as necessary, in particular, in all cases required by law.

Extraordinary Shareholders Meetings shall be convened by the Board of Directors within 20 days if shareholders representing at least 10% of the share capital request such meeting in writing, setting forth the items to be discussed and the proposals to be decided upon.

Article 11. Convening

Notice of Shareholders Meetings shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official means of publication of the Corporation. The notice period shall be deemed to have been observed if notice of the meeting is published in the official means of publication of the Corporation, whereby the date of publication is not calculated when computing the period. Shareholders of record may in addition be informed by ordinary mail.

The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who requested that a Shareholder Meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

Article 12. Agenda

The Board of Directors shall state the matters on the agenda.

One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1,000,000 may request that an item be included on the agenda of a Shareholder Meeting. Such inclusion must be requested in writing at least 40 days prior to the meeting and shall require the agenda items and proposals of such shareholder(s).

Each request submitted by a shareholder for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the shareholder proposing such business as they appear on the Corporation’s’ register of shareholders; (iii) the number of shares of the Corporation which are legally and beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentation support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and for proposals sought to be included in the agenda.

No resolutions may be passed at a Shareholder Meeting concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a Shareholder Meeting to convene an Extraordinary Shareholder Meeting or to initiate a special audit.

No previous notification shall be required for proposals concerning items included on the agenda, and for debates as to which no vote is taken.

Article 13. Chair, Minutes

The Shareholders Meeting shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the Shareholders Meeting.

The Chairman designates a Secretary for the minutes as well as the scrutineers who need not be shareholders. The minutes have to be signed by the Chairman and by the Secretary.

Article 14. Resolutions

Each share is entitled to one vote.

Each shareholder may be represented at the Shareholders Meeting by another person. The representative need not be a shareholder.

The Shareholders Meeting shall pass its resolutions and carry out its elections with an absolute majority of the share votes represented, to the extent that neither the law nor the Articles of Association provide otherwise.

If an election cannot be completed upon the first ballot, there shall be a second ballot at which the relative majority shall decide (whereby abstentions, broker non-votes, blank or invalid ballots and withdrawals shall be disregarded for purposes of establishing the majority).

The Chairman shall have no casting vote.

Unless otherwise required by law, resolutions and elections at the Shareholders Meeting shall be decided by open vote, unless a secret ballot is resolved by the Shareholders Meeting or is ordered by the acting chair of such meeting. The presiding officer may also hold resolutions and elections in electronic form. Electronic resolutions and elections shall be treated in the same manner as resolutions and elections by ballot.

Article 15. Quorums

The approval of at least two-thirds of the votes represented at a Shareholder Meeting shall be required for resolutions with respect to:

1.	a modification of the purpose of the Corporation;

2.	the creation of dual-class common stock;

3.	restrictions on the transfer of registered shares and the removal of such restrictions;

4.	restrictions on the exercise of the right to vote and the removal of such restrictions;

5.	an authorized or conditional increase in share capital;

6.	an increase in share capital through the conversion of capital surplus, through a contribution in kind or in exchange for an acquisition of assets, or a grant of special benefits upon a capital increase;

7.	the restriction or denial of pre-emptive rights;

8.	a change of the place of incorporation of the Corporation;

9.	the conversion of registered shares into bearer shares and vice versa;

10.	the dissolution of the Corporation.

B. The Board of Directors

Article 16. Election, Constitution

The Board of Directors consists of at least three but not more than nine members. The members of the Board of Directors shall, as a rule, be elected by the ordinary Shareholders Meeting in each case for a term of office of three years. The term of office of a member of the Board of Directors shall, subject to prior resignation and removal, expire upon the day of the next ordinary Shareholders Meeting. Newly-appointed members shall complete the term of office of their predecessors.

The members of the Board of Directors may be re-elected without limitation.

The Board of Directors shall constitute itself. It appoints its Chairman and a Vice-Chairman. It appoints a Secretary who need not be a member of the Board of Directors.

Article 17. Ultimate Direction, Delegation

The Board of Directors is entrusted with the ultimate direction of the Corporation as well as the supervision of the management. It represents the Corporation towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Corporation by law, the Articles of Association or the regulations.

The Board of Directors may entrust the management and the representation of the Corporation wholly or in part to one or several persons, committees or members of the Board of Directors or third parties who need not be shareholders of the Corporation. The Board of Directors shall enact the organizational regulations and arrange for the appropriate contractual relationships.

Article 18. Duties

The Board of Directors has the following non-transferable and irrevocable duties:

1.	to ultimately direct the Corporation and issue the necessary directives;

2.	to determine the organization;

3.	to organize the accounting, the financial control, as well as the financial planning;

4.	to appoint and recall the persons entrusted with the management and representation of the Corporation and to grant signatory power;

5.	to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6.	to prepare the business report, as well as the Shareholders Meeting and to implement the latter’s resolutions;

7.	to inform the judge in the event of overindebtedness;

8.	to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

9.	to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby.

Article 19. Organization, Minutes

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the organizational regulations.

No presence quorum is required for the sole declaration of the execution of a capital increase and the subsequent amendment of the articles of association.

The Chairman shall have the casting vote.

Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The minutes shall be signed by the Chairman and the Secretary of the Board of Directors.

Article 20. Compensation

The members of the Board of Directors are entitled to reimbursement of their expenses incurred in the interest of the Corporation and to compensation corresponding to their activities as a member of the Board of Directors, as determined by the Board of Directors.

The Board of Directors may from time to time determine that all or part of any fees or other compensation payable to any member of the Board of Directors shall be provided in the form of shares in the Corporation, or options or rights to acquire such shares or other securities, on such terms as the Board of Directors may decide.

C. The Auditors and the Special Auditors

Article 21. Period of Office, Powers and Duties

The Auditors, which shall be elected by the Shareholder Meeting, shall have the powers and duties vested in them by law.

The Shareholder Meeting may appoint a special auditing firm entrusted with the examinations required under applicable law in connection with capital increases (Art. 652f, 653f and 653i CO).

The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first Annual Shareholder Meeting following their election.

IV. Accounting Principles

Article 22. Business Year, Business Report

The end of the business year shall be determined by the Board of Directors.

For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements, as well any other documentation that may be required by applicable law or stock exchange rules.

Article 23. Allocation of Profits

Subject to the legal provisions regarding the allocation of profits, in particular art. 671 et seq. CO, the profits as shown on the balance sheet may be allocated by the Shareholders Meeting at its discretion.

The dividend may only be determined after the transfers foreseen by law to the compulsory reserve funds have been deducted. All dividends unclaimed within a period of five years after their due date shall be forfeited to the Corporation.

V. Liquidation

Article 24. Dissolution and Liquidation

The Shareholders Meeting may at any time resolve the dissolution and liquidation of the Corporation in accordance with the provisions of the law and of the Articles of Association.

The liquidation shall be carried out by the Board of Directors to the extent that the Shareholders Meeting has not entrusted the same to other persons.

The liquidation of the Corporation shall take place in accordance with art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

VI. Information

Article 25. Notices and Announcements

The publication instrument of the Corporation is the Swiss Official Journal of Commerce. Shareholder invitations and communications shall be published in the Swiss Official Journal of Commerce.

VII. Contributions in Kind and Acquisition of Assets

Article 26. Contributions in Kind (TCP Bermuda Ltd.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and Zhaoling Yan of December 6, 2010, the Corporation takes over from Ellis Yan a 51% interest, i.e. 51 common shares with a par value of USD 0.01 each in TCP Bermuda Ltd., Bermuda, valued and at the price of CHF 31,405,774 and from Zhaoling Yan a 49% interest, i.e. 49 common shares with a par value of USD 0.01 each in TCP Bermuda Ltd., Bermuda, valued and at the price of CHF 30,174,176. For these contributions, Ellis Yan will receive 94,217,320 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and Zhaoling Yan will receive 90,522,530 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 43,105,965 will be allocated as capital surplus to the capital reserves of the Corporation.

Article 27. Contributions in Kind (Technical Consumer Products Canada Inc.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and The Lillian Yan Irrevocable Stock Trust of December 6, 2010, the Corporation takes over from Ellis Yan a 73% interest in Consumer Products Canada Inc., Toronto, Canada, valued and at the price of CHF 741,023 and from The Lillian Yan Irrevocable Stock Trust a 27% interest in Consumer Products Canada Inc., Toronto, Canada, valued and at the price of CHF 274,077. For these contributions, Ellis Yan will receive 2,223,070 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and The Lillian Yan Irrevocable Stock Trust will receive 822,230 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 710,570 will be allocated as capital surplus to the capital reserves of the Corporation.

Article 28. Contributions in Kind (Technical Consumer Products, Inc.)

On the occasion of the share capital increase dated December 6, 2010 and in accordance with the agreement regarding a capital contribution between the Corporation, Ellis Yan and The Lillian Yan Irrevocable Stock Trust of December 6, 2010, the Corporation takes over from Ellis Yan a 73% interest, i.e. 110 class A common stock with a par value of USD 0.01 each in Technical Consumer Products, Inc., Aurora, Ohio, USA, valued and at the price of CHF 4,075,627 and from The Lillian Yan Irrevocable Stock Trust a 27% interest, i.e. 40 class B common stock with a par value of USD 0.01 each in Technical Consumer Products, Inc., Aurora, Ohio, USA, valued and at the price of CHF 1,507,423. For these contributions, Ellis Yan will receive 12,226,880 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation and The Lillian Yan Irrevocable Stock Trust will receive 4,522,270 registered shares at a nominal value of CHF 0.10 each and issued at a price of CHF 0.333 of the Corporation. In addition a total amount of CHF 3,908,135 will be allocated as capital surplus to the capital reserves of the Corporation.

Zurich, , 2012

Jurgen M.J. Borgt